THE HENLOPEN FUND
                     INDIVIDUAL RETIREMENT CUSTODIAL ACCOUNT

             The following constitutes an agreement establishing an Individual Retirement Account (under Section 408(a) of the Internal Revenue Code) between the Depositor and the Custodian.

                                    ARTICLE I

             The Custodian may accept additional cash contributions on behalf of the Depositor for a tax year of the Depositor. The total cash contributions are limited to $2,000 for the tax year unless the contribution is a rollover contribution described in Section 402(c) (but only after December 31, 1992), 403(a)(4), 403(b)(8), 408(d)(3), or an
   employer contribution to a simplified employee pension plan as described in Section 408(k). Rollover contributions before January 1, 1993, include rollovers described in Section 402(a)(5), 402(a)(6), 402(a)(7), 403(a)(4),
   403(b)(8), 408(d)(3), or an employer contribution to a simplified employee pension plan as described in Section 408(k).

                                   ARTICLE II

             The Depositor's interest in the balance in the custodial account is nonforfeitable.

                                   ARTICLE III

             1. No part of the custodial funds may be invested in life insurance contracts, nor may the assets of the custodial account be commingled with other property except in a common trust fund or common investment fund (within the meaning of Section 408(a)(5)).

             2. No part of the custodial funds may be invested in collectibles (within the meaning of Section 408(m)) except as otherwise permitted by Section 408(m)(3) which provides an exception for certain gold and silver coins and coins issued under the laws of any state.

                                   ARTICLE IV

             1. Notwithstanding any provision of this agreement to the contrary, the distribution of the Depositor's interest in the custodial account shall be made in accordance with the following requirements and shall otherwise comply with Section 408(a)(6) and Proposed Regulations
   Section 1.408-8, including the incidental death benefit provisions of Proposed Regulations Section 1.401(a)(9)-2, the provisions of which are herein incorporated by reference.

             2. Unless otherwise elected by the time distributions are required to begin to the Depositor under Paragraph 3, or to the surviving spouse under Paragraph 4, other than in the case of a life annuity, life expectancies shall be recalculated annually. Such election shall be irrevocable as to the Depositor and the surviving spouse and shall apply to all subsequent years. The life expectancy of a nonspouse beneficiary may not be recalculated.

             3. The Depositor's entire interest in the custodial account must be, or begin to be, distributed by the Depositor's required beginning date, April 1 following the calendar year end in which the Depositor reaches age 70 1/2. By that date, the Depositor may elect, in a manner acceptable to the Custodian, to have the balance in the custodial account distributed in:

             (a)  A single sum payment.

             (b) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the life of the Depositor.

             (c) An annuity contract that provides equal or substantially equal monthly, quarterly, or annual payments over the joint and last survivor lives of the Depositor and his or her designated beneficiary.

             (d) Equal or substantially equal annual payments over a specified period that may not be longer than the Depositor's life expectancy.

             (e) Equal or substantially equal annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Depositor and his or her designated beneficiary.

             4. If the Depositor dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows:

             (a) If the Depositor dies on or after distribution of his or her interest has begun, distribution must continue to be made in accordance with Paragraph 3.

             (b) If the Depositor dies before distribution of his or her interest has begun, the entire remaining interest will, at the election of the Depositor or, if the Depositor has not so elected, at the election of the beneficiary or beneficiaries, either

             (i) Be distributed by the December 31 of the year containing the fifth anniversary of the Depositor's death, or

             (ii) Be distributed in equal or substantially equal payments over the life or life expectancy of the designated beneficiary or beneficiaries starting by December 31 of the year following the year of the Depositor's death. If, however, the beneficiary is the Depositor's surviving spouse, then this distribution is not required to begin before December 31 of the year in which the Depositor would have turned age 70 1/2.

             (c) Except where distribution in the form of an annuity meeting the requirements of Section 408(b)(3) and its related regulations has irrevocably commenced, distributions are treated as having begun on the Depositor's required beginning date, even though payments may actually have been made before that date.

             (d) If the Depositor dies before his or her entire interest has been distributed and if the beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be accepted in the account.

             5. In the case of a distribution over life expectancy in equal or substantially equal annual payments, to determine the minimum annual payment for each year, divide the Depositor's entire interest in the custodial account as of the close of business on December 31 of the preceding year by the life expectancy of the Depositor (or the joint life and last survivor expectancy of the Depositor and the Depositor's designated beneficiary, or the life expectancy of the designated beneficiary, whichever applies). In the case of distributions under Paragraph 3, determine the initial life expectancy (or joint life and last survivor expectancy) using the attained ages of the Depositor and designed beneficiary as of their birthdays in the year the Depositor reaches age 70 1/2. In the case of a distribution in accordance with Paragraph 4(b)(ii), determine life expectancy using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence.

             6. The owner of two or more individual retirement accounts may use the "alternative method" described in Notice 88-38, 1988-1 C.B. 524, to satisfy the minimum distribution requirements described above. This method permits an individual to satisfy these requirements by taking from one individual retirement account the amount required to satisfy the requirement for another.

                                    ARTICLE V

             1. The Depositor agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under Section 408(i) and Regulations Section 1.408-5 and 1.408-6.

             2. The Custodian agrees to submit reports to the Internal Revenue Service and the Depositor prescribed by the Internal Revenue Service.

                                   ARTICLE VI

             Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence will be controlling. Any additional articles that are not consistent with
   Section 408(a) and related regulations will be invalid.

                                   ARTICLE VII

             This agreement will be amended from time to time to comply with the provisions of the Code and related regulations. Other amendments may be made with the consent of the persons whose signatures appear below.

                                  ARTICLE VIII

             1. Investment of Account Assets. (a) All contributions to the custodial account shall be invested in shares of The Henlopen Fund or, if available, any other regulated investment company or companies for which Landis Associates, Inc. serves as investment advisor or designates as being eligible for investment ("Investment Company"). Shares of stock of an Investment Company shall be referred to as "Investment Company Shares." To the extent that two or more funds are available for investment, contributions shall be invested in accordance with the Depositor's investment election.

             (b) Each contribution to the custodial account shall identify the Depositor's account number and be accompanied by a signed statement directing the investment of that contribution. The Custodian may return to the Depositor, without liability for interest thereon, any contribution which is not accompanied by adequate account identification or an appropriate signed statement directing investment of that contribution.

             (c) Contributions shall be invested in whole and fractional Investment Company Shares at the price and in the manner such shares are offered to the public. All distributions received on Investment Company Shares, including both dividends and capital gains distributions, held in the custodial account shall be reinvested in like shares. If any distribution of Investment Company Shares may be received in additional like shares or in cash or other property, the Custodian shall elect to receive such distribution in additional like Investment Company Shares.

             (d) All Investment Company Shares acquired by the Custodian shall be registered in the name of the Custodian or its nominee. The Depositor shall be the beneficial owner of all Investment Company Shares held in the custodial account and the Custodian shall not vote any such shares, except upon written direction of the Depositor, timely received, in a form acceptable to the Custodian. The Custodian agrees to forward to the Depositor each prospectus, report, notice, proxy and related proxy soliciting materials applicable to Investment Company Shares held in the custodial account received by the Custodian.

             (e) The Depositor may, at any time, by written notice to the Custodian, in a form acceptable to the Custodian, redeem any number of shares held in the custodial account and reinvest the proceeds in the shares of any other Investment Company upon the terms and within the limitations imposed by the then current prospectus of such other Investment Company in which the Depositor elects to invest. By giving such instructions, the Depositor will be deemed to have acknowledged receipt of such prospectus. Such redemptions and reinvestments shall be done at the price and in the manner such shares are then being redeemed or offered by the respective Investment Company.

             2. Amendment and Termination. (a) Landis Associates, Inc. may amend the Custodial Account (including retroactive amendments) by delivering to the Custodian and to the Depositor written notice of such amendment setting forth the substance and effective date of the amendment. The Custodian and the Depositor shall be deemed to have consented to any such amendment not objected to in writing by the Custodian or Depositor, as applicable, within thirty (30) days of receipt of the notice, provided that no amendment shall cause or permit any part of the assets of the custodial account to be diverted to purposes other than for the exclusive benefit of the Depositor or his or her beneficiaries.

             (b) The Depositor may terminate the custodial account at any time by delivering to the Custodian a written notice of such termination.

             (c) The custodial account shall automatically terminate upon distribution to the Depositor or his or her beneficiaries of its entire balance.

             3. Taxes and Custodial Fees. Any income taxes or other taxes levied or assessed upon or in respect of the assets or income of the custodial account and any transfer taxes incurred shall be paid from the custodial account. All administrative expenses incurred by the Custodian in the performance of its duties, including fees for legal services rendered to the Custodian in connection with the custodial account, and the Custodian's compensation shall be paid from the custodial account, unless otherwise paid by the Depositor or his or her beneficiaries. Sufficient shares shall be liquidated from the custodial account to pay such fees and expenses.

             The Custodian's fees are set forth in a schedule provided to the Depositor. Extraordinary charges resulting from unusual administrative responsibilities not contemplated by the schedule will be subject to such additional charges as will reasonably compensate the Custodian. Fees for refund of excess contributions, transferring to a successor trustee or custodian, or redemption/reinvestment of Investment Company Shares will be deducted from the refund or redemption proceeds and the remaining balance will be remitted to the Depositor, or reinvested or transferred in accordance with the Depositor's instructions.

             4. Reports and Notices. (a) The Custodian shall keep adequate records of transactions it is required to perform hereunder. After the close of each calendar year, the Custodian shall provide to the Depositor or his or her legal representative a written report or reports reflecting the transactions effected by it during such year and the assets and liabilities of the Custodial Account at the close of the year.

             (b) All communications or notices shall be deemed to be given upon receipt by the Custodian at Post Office Box 701, Milwaukee, Wisconsin 53201-0701 or the Depositor at his most recent address shown in the Custodian's records. The Depositor agrees to advise the Custodian promptly, in writing, of any change of address.

             5. Designation of Beneficiary. The Depositor may designate a beneficiary or beneficiaries to receive benefits from the custodial account in the event of the Depositor's death. In the event the Depositor has not designated a beneficiary, or if all beneficiaries shall predecease the Depositor, the following persons shall take in the order named:

             (a)  The spouse of the Depositor;

             (b) If the spouse shall predecease the Depositor or if the Depositor does not have a spouse, then to the Depositor's estate.

             The Depositor may also change or revoke any previously made designation of beneficiary. Any designation or change or revocation of a designation shall be made by written notice in a form acceptable to and filed with the Custodian, prior to the complete distribution of the balance in the custodial account. The last such designation on file at the time of the Depositor's death shall govern. If a beneficiary dies after the Depositor, but prior to receiving his or her entire interest in the custodial account, the remaining interest in the custodial account shall be paid to the beneficiary's estate.

             6. Multiple Individual Retirement Accounts. In the event the Depositor maintains more than one individual retirement account (as defined in Section 408(a)) and elects to satisfy his or her minimum distribution requirements described in Article IV above by making a distribution for another individual retirement account in accordance with Paragraph 6 thereof, the Depositor shall be deemed to have elected to calculate the amount of his or her minimum distribution under this custodial account in the same manner as under the individual retirement account from which the distribution is made.

             7. Inalienability of Benefits. Neither the benefits provided under this custodial account nor the assets held therein shall be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind and any attempt to cause such benefits or assets to be so subjected shall not be recognized except to the extent as may be required by law.

             8. Rollover Contributions and Transfers. The Custodian shall have the right to receive rollover contributions and to receive direct transfers from other custodians or trustees. All contributions must be made in cash or check.

             9. Conflict in Provisions. To the extent that any provisions of this Article VIII shall conflict with the provisions of Articles IV, V and/or VII, the provisions of this Article VIII shall govern.

             10. Applicable State Law. This custodial account shall be construed, administered and enforced according to the laws of the State of Wisconsin.

             11. Resignation or Removal of Custodian. The Custodian may resign at any time upon thirty (30) days notice in writing to the Investment Company. Upon such resignation, the Investment Company shall notify the Depositor, and shall appoint a successor custodian under this Agreement. The Depositor or the Investment Company at any time may remove the Custodian upon 30 days written notice to that effect in a form acceptable to and filed with the Custodian. Such notice must include designation of a successor custodian. The successor custodian shall satisfy the requirements of section 408(h) of the Code. Upon receipt by the Custodian of written acceptance of such appointment by the successor custodian, the Custodian shall transfer and pay over to such successor the assets of and records relating to the Custodial Account. The Custodian is authorized, however, to reserve such sum of money as it may deem advisable for payment of all its fees, compensation, costs and expenses, or for payment of any other liability constituting a charge on or against the assets of the Custodial Account or on or against the Custodian, and where necessary may liquidate shares in the Custodial Account for such payments. Any balance of such reserve remaining after the payment of all such items shall be paid over to the successor Custodian. The Custodian shall not be liable for the acts or omissions of any predecessor or successor custodian or trustee.

             12. Limitation on Custodian Responsibility. The Custodian will not under any circumstances be responsible for the timing, purpose or propriety of any contribution or of any distribution made hereunder, nor shall the Custodian incur any liability or responsibility for any tax imposed on account of any such contribution or distribution. Further, the Custodian shall not incur any liability or responsibility in taking or omitting to take any action based on any notice, election, or instruction or any written instrument believed by the Custodian to be genuine and to have been properly executed. The Custodian shall be under no duty of inquiry with respect to any such notice, election, instruction, or written instrument, but in its discretion may request any tax waivers, proof of signatures or other evidence which it reasonably deems necessary for its protection. The Depositor and the successors of the Depositor including any executor or administrator of the Depositor shall, to the extent permitted by law, indemnify the Custodian and its successors and assigns against any and all claims, actions or liabilities of the Custodian to the Depositor or the successors or beneficiaries of the Depositor whatsoever (including without limitation all reasonable expenses incurred in defending against or settlement of such claims, actions or liabilities) which may arise in connection with this Agreement or the Custodial Account, except those due to the Custodian's own bad faith, gross negligence or willful misconduct. The Custodial shall not be under any duty to take any action not specified in this Agreement, unless the Depositor shall furnish it with instructions in proper form and such instructions shall have been specifically agreed to by the Custodian, or to defend or engage in any suit with respect hereto unless it shall have first agreed in writing to do so and shall have been fully indemnified to its satisfaction.